Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form Form S-8 (No. 333-149200) and Form S-3 (No. 333-159678) of Targa Resources Partners LP of our report dated February 25, 2009, except with respect to our opinions on the consolidated financial statements and internal control over financial reporting insofar as they relate to the effects of the acquisition of the Downstream Business discussed in Note 2, as to which the date is November 30, 2009, relating to the financial statements of Targa Resources Partners LP, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP
Houston, Texas
November 30, 2009